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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


LAMSON & SESSIONS UPDATES FOURTH QUARTER 2005 EARNINGS ESTIMATE

     - COMPANY ANTICIPATES RECORD FOURTH QUARTER NET SALES OF $125-130 MILLION, OR 29-34 PERCENT OVER THE PRIOR YEAR PERIOD

     - DILUTED EARNINGS PER SHARE FOR THE FOURTH QUARTER OF 2005 EXPECTED TO RISE TO 70-75 CENTS COMPARED WITH PRIOR ESTIMATE OF 30-33 CENTS PER DILUTED SHARE

     - PVC PIPE AND CARLON BUSINESS SEGMENTS BENEFITING FROM END MARKET STRENGTH AND HIGHER SELLING PRICES


         CLEVELAND, Ohio, November 30, 2005 - Lamson & Sessions (NYSE:LMS) today announced a substantial increase in its net sales and net earnings estimates for the fourth quarter of 2005. The Company anticipates that net sales will increase to a record range of $125 million to $130 million in the fourth quarter of 2005, a significant increase over its previous estimate of $110 million to $115 million, and a 29 to 34 percent increase from the $97.1 million reported in the fourth quarter of 2004.
         As a result of this increase in estimated net sales, the Company is raising its earnings estimate for the fourth quarter of 2005 to a range of $10.5 million to $11.3 million, or 70 cents to 75 cents per diluted share. This revision is more than double the Company's previous estimate of $4.6 million to $5.0 million, or 30 cents to 33 cents per diluted share, provided on October 27, 2005. Net earnings reported for the fourth quarter of 2004 were $1.3 million, or 9 cents per diluted share.
         For the full year 2005, the Company estimates that net sales will range from $475 million to $480 million, a 22.7 to 24.0 percent increase over the $387 million reported in 2004. Net earnings for the year are anticipated to reach $23.3 million to $24.1 million, or $1.56 to $1.61 per diluted share, compared with $6.1 million, or 43 cents per diluted share, from continuing operations reported in 2004.
         The Company has benefited from several factors to generate this performance. First, the Company has incurred substantial cost increases in its primary raw materials - polyvinyl chloride and polyethylene resins - due to the Gulf Coast hurricanes' impact on the resin manufacturers' facilities, and the Company has been able to pass these cost increases to its electrical conduit customers in the form of higher selling prices. Second, many customers have been increasing their order rates due to concern over material availability and continuing price escalation for resin-based products. Third, the favorable weather conditions nationally in October and November have


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resulted in strong end market demand. The Company's PVC Pipe business segment has benefited from the market conditions despite experiencing some raw material shortages. To a lesser degree, the Carlon business segment has also experienced higher demand levels than it would normally expect at this time of year. Both the Carlon and Lamson Home Products business segments have announced price increases which have yet to be realized, in order to recover these significantly higher raw material costs.
         With respect to 2006 expectations, the Company expects that current demand conditions in its key end markets will continue into 2006, but the Company is unable to predict how long these conditions will last. The availability of PVC resin remains tight as the resin manufacturers are still operating under force majeure conditions due to the Gulf Coast hurricanes. Because of the uncertainty of these supply chain issues, the Company is not currently providing any specific earnings estimates for 2006. The Company expects to report its final 2005 results on February 16, 2006.
         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) the continued availability and reasonable terms of bank financing and (vi) any adverse change in the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


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